UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 18, 2005

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item. 3.02. Unregistered Sales of Equity Securities.

Between February 18, 2005 and February 22, 2005, ViroPharma Incorporated (the “Company”) received notices from holders of its 6% Convertible Senior Secured Notes due 2009 (the “Senior Convertible Notes”) electing to voluntarily convert $850,000 principal amount of the Senior Convertible Notes into 340,000 shares of common stock at the conversion rate of one share of common stock for each $2.50 in principal amount of the Senior Convertible Notes. Following the conversions described above, $61.65 million principal amount of the Senior Convertible Notes remained outstanding. The common stock was issued in reliance upon the exemption from the registration requirement of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) thereof.

On February 18, 2005, the Company provided a postponement notice pursuant to the terms of Section 1(a)(iii) of the Securities Purchase Agreement dated October 18, 2004, by and among the Company, and the buyers identified therein (the “Purchase Agreement”) related to the buyers’ option to purchase up to an additional $12.5 million of Senior Convertible Notes. The postponement period is scheduled to end on March 31, 2005 and the option closing is scheduled to occur on April 5, 2005. The Company has received option exercise notices relating to the purchase of the entire $12.5 million of additional Senior Convertible Notes. Each buyer may withdraw its option exercise notice by notifying the Company in writing before 5:00 p.m., New York City time, on April 1, 2005. The option to purchase the additional Senior Convertible Notes was granted to the buyers identified in the Purchase Agreement who were each qualified institutional investors and the issuance of the additional notes will be made in a private placement under Regulation D of the Securities Act. The terms of the Senior Secured Notes are set forth in an 8-K filed on January 25, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: February 23, 2005	By:	/s/ Thomas F. Doyle
Thomas F. Doyle Vice President, General Counsel and Secretary